Exhibit (k)(2)

transfer agency and registrar services agreement

This Transfer Agency and Registrar Services Agreement (this “Agreement”), dated as of [●], 202[●] (the “Effective Date”), is entered into by and between Eagle Point Institutional Income Fund, a Delaware statutory trust (the “Company”), and EQUINITI Trust Company, LLC, a New York limited liability trust company (“Equiniti”; together with the Company, the “Parties”; each, the “Party”).

1.                   Appointment of Equiniti as Transfer Agent and Registrar.

(a)                The Company hereby appoints Equiniti, and Equiniti hereby accepts such appointment, to act as sole transfer agent and registrar (the “Transfer Agent”) for the common stock of the Company and for any other securities of the Company as requested in writing by the Company from time to time (the “Shares”). Equiniti shall perform only those duties and obligations that are specifically set forth in this Agreement, and no implied duties and obligations shall be read into this Agreement against Equiniti. If the Company desires that Equiniti perform any duties or responsibilities not expressly set forth in this Agreement or have special operational requirements that deviate from Equiniti’s standard processes in providing the services herein, the Parties shall execute a written amendment to this Agreement setting forth the terms and conditions (including any applicable fees) to be mutually agreed by the Parties at such time. The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may be reasonably requested by Equiniti in performing the services hereunder.

(b)                On or immediately after the Effective Date, if requested by Equiniti, the Company shall deliver to Equiniti the following: (i) forms of outstanding stock certificates of the Company (the “Stock Certificates”) approved and authorized by the board of trustees of the Company (the “Board”) and certified by the corporate secretary or similar authorized officers of the Company; (ii) incumbency certificates of the officers of the Company who are authorized to (x) execute Stock Certificates and/or (y) deliver written instructions and requests on behalf of the Company to Equiniti; (iii) copies of the organizational documents of the Company, certified by the corporate secretary or similar authorized officers of the Company; (iv) a sufficient supply of blank Stock Certificates executed by (or bearing the facsimile signature of) the officers of the Company who are authorized to execute Stock Certificates and, if required, bearing the Company’s corporate seal; (v) a schedule that lists the class of the Shares, the par value of the Shares, and the number of authorized Shares; and (vi) all documentation or information reasonably requested by Equiniti that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “Patriot Act”). The Company authorizes Equiniti to use Stock Certificates bearing the signature of an authorized officer of the Company who at the time of use is no longer an officer.

(c)                The Company shall promptly advise Equiniti in writing of any change in the capital structure of the Company, and the Company shall promptly provide Equiniti with resolutions of the Board authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares. Further, the Company shall advise Equiniti reasonably promptly of any amendment or supplement to any information or materials provided by the Company to Equiniti and shall provide such amendment or supplement to Equiniti as soon as practicable.

(d)                The Company hereby authorizes Equiniti to establish a program (the “DRS Sale Program”), through which a holder of one or more Shares (each, a “Shareholder”) may elect to sell any Shares held in book-entry form through the Direct Registration System. The Company shall not be charged by Equiniti for establishing or administering the DRS Sale Program, and Equiniti shall be entitled to charge a transaction fee as set forth on Schedule 2 to any Shareholder that elects to sell Shares through the DRS Sale Program. The Company hereby appoints Equiniti, and Equiniti hereby accepts such appointment to act as the administrator of the DRS Sale Program. The Company acknowledges and agrees that sales transactions in connection with the DRS Sale Program will be processed by a third-party clearing broker (the “Broker”), and that Equiniti shall not be liable or responsible for the Broker’s failure to process any such transactions.

2.                 Term. The initial term of this Agreement shall be five (5) years from the date hereof, and this Agreement shall automatically renew for additional five-year successive terms (each, a “Term”) without further action of the Parties, unless written notice is provided by either Party at least ninety (90) days prior to the end of the initial or any subsequent five-year period. The Term shall be governed by this Section, notwithstanding the cessation of active trading of the Shares.

3.                  Fees; Expenses.

(a)                Equiniti shall, or shall cause its Affiliates (as defined below), to provide to the Company the services listed on Schedule 1 (the “Services”). In consideration of such Services, the Company shall pay to Equiniti the fees set forth on Schedule 2 (the “Fees”). If the Company requests that Equiniti provide additional services not contemplated hereby, the Company shall pay to Equiniti fees for such services at Equiniti’s reasonable and customary rates, such fees to be governed by the terms of a separate agreement to be mutually agreed to and entered into by the Parties at such time (the “Additional Service Fee”; together with the Fees, the “Service Fees”).

(b)                The Company shall reimburse Equiniti for all reasonable and documented expenses incurred by Equiniti (including, without limitation, reasonable and documented fees and disbursements of counsel) in connection with the Services (the “Expenses”); provided, however, that Equiniti reserves the right to request advance payment for any out-of-pocket expenses. The Company agrees to pay all Service Fees and Expenses within thirty (30) days following receipt of an invoice from Equiniti. If the Company fails to pay the Fees when due, in addition to all other remedies available hereunder or at law, all such payments shall bear interest at a rate that is the lesser of (i) 2.5% per month on the basis of a 365-day year and (b) the highest rate permissible under applicable law, subject to a $50 minimum.

(c)                During each twelve-month period of the Term, Equiniti may adjust the Service Fees by up to the annual percentage of change in the latest Consumer Price Index of All Urban Consumers United States City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics, plus three percent (3%). Further, Equiniti may adjust the Service Fees to reflect cost increases due to (i) changes mandated by legal or regulatory requirements, or (ii) additional services requested by the Company that are not ordinarily provided by Equiniti to its customers generally without charging fees.

(d)                Upon termination of this Agreement for any reason, Equiniti shall assist the Company with the transfer of records of the Company held by Equiniti. Equiniti shall be entitled to reasonable additional compensation and reimbursement of any Expenses for the preparation and delivery of such records to the successor agent or to the Company, and for maintaining records and/or Stock Certificates that are received after the termination of this Agreement (the “Record Transfer Services”).

4.                  Representations and Warranties.

(a)                The Company represents and warrants to Equiniti that (i) it is duly organized and validly existing and in good standing under the laws of the state of its organization; (ii) it has all requisite power and authority to enter into this Agreement and to perform the transactions contemplated hereby; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company; and (iv) this Agreement has been duly executed and delivered and is the legally valid and binding obligation of the Company, enforceable against the Company in accordance with the Agreement’s terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought by proceeding in equity or at law).

(b)                All Shares issued and outstanding as of the date hereof, or to be issued during the Term, are or shall be duly authorized, validly issued, fully paid and non-assessable. All such Shares are or shall be duly registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)                Any Shares that are not registered under the Securities Act and the Exchange Act are or shall be issued or transferred in a transaction that is, or a series of transactions that are, exempt from the registration provisions under the Securities Act and the Exchange Act, and such Shares bear or shall bear the applicable restrictive legends. Upon any issuance or transfer of such Shares, the Company shall deliver to Equiniti a legal opinion in form and substance reasonably satisfactory to Equiniti.

5.                  Reliance.

(a)                Equiniti shall be entitled to assume the validity of the issuance, presentation or transfer of a Stock Certificate, the genuineness of any endorsement(s), the authority of its presenter(s), or the collection or payment of charges or taxes incident to the issuance or transfer of such Stock Certificate; provided, however, that Equiniti may delay or decline to issue or transfer a Stock Certificate if it determines in good faith and in its sole discretion that it is in the Company’s and/or Equiniti’s best interests to receive evidence or written assurance of the validity of the issuance, presentation or transfer of the Stock Certificate, the authority of its presenter(s) or the collection or payment of any charges or taxes relating to the issuance or transfer.

(b)                For the avoidance of doubt, Equiniti shall not be responsible for any transfer or issuance of Shares that has not been effected by Equiniti.

(c)                Equiniti may rely on, and shall be protected and incur no liability in acting or refraining from acting in reliance upon: (i) any writing or other instruction, including, but not limited to, oral instruction, certificate, wire instruction, instrument, opinion, notice, letter, stock power, affidavit or other document or security, received from any Person (as defined below) it believes in good faith to be an authorized officer, agent or employee of the Company, unless the Company has advised Equiniti in writing that Equiniti must act and rely only on written instructions of certain authorized officers of the Company; (ii) any statement of fact contained in any such writing or instruction which Equiniti in good faith believes to be accurate; (iii) other authenticity and genuineness of any signature (manual, facsimile or electronic) appearing on any writing, including, but not limited to, any certificate, wire instruction, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (iv) the conformity to original of any copy. Equiniti may act and rely on the advice, opinions or instructions received from the Company’s legal counsel. In the event that the Company or its legal counsel is unavailable or does not respond to Equiniti’s requests for legal advice, Equiniti may seek the advice of Equiniti’s own legal counsel (including its internal legal counsel), and Equiniti shall be entitled to act and rely on the advice, opinion or instruction of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Equiniti pursuant to such advice, opinion or instruction. Without limiting the foregoing, Equiniti shall be entitled to use and rely upon any instructions of the Company without responsibility for independent verification thereof and shall not assume responsibility for the accuracy or completeness of such instructions.

(d)                Equiniti may rely on, and shall be protected and incur no liability in acting or refraining from acting in reliance upon: (i) any writing or other instruction believed by Equiniti in good faith to have been furnished by or on behalf of a Shareholder, including, but not limited to, any oral instruction, certificate, wire instruction, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) any statement of fact contained in any such writing or instruction which Equiniti in good faith believes to be accurate; (iii) the apparent authority of any Person to act on behalf of a Shareholder as having actual authority to the extent of such apparent authority; (iv) the authenticity and genuineness of any signature (manual, facsimile or electronic) appearing on any writing, including, but not limited to, any certificate, wire instruction, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (v) on the conformity to original of any copy. Equiniti is authorized to reject any transfer request that fails to satisfy Equiniti’s internal procedures relating to the transfer of Shares. Without limiting the foregoing, Equiniti shall be entitled to use and rely upon any instructions of a Shareholder or its representatives without responsibility for independent verification thereof and shall not assume responsibility for the accuracy or completeness of such instructions.

(e)                Equiniti may rely on, and shall be protected and incur no liability in acting or refraining from acting in reliance upon: (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable signature guarantee program or insurance program; or (ii) any instructions received through the Depository Trust Company’s Direct Registration System/Profile service.

(f)                 Equiniti shall promptly notify the Company upon receipt of a Stock Certificate that is not reflected in Equiniti’s records. If the Company and Equiniti are unable to account for such Stock Certificate, within sixty (60) days of such determination, the Company shall in its sole discretion (a) increase the number of issued Shares or (b) acquire and cancel a number of Shares to account for such Stock Certificate.

6.                  Lost, Stolen or Destroyed Certificates. Equiniti shall not be obligated to issue a replacement certificate for any Stock Certificate reported to have been lost, stolen or destroyed, unless Equiniti shall have received from the applicable Shareholder: (a) an affidavit of loss; (b) an indemnity bond in form and substance reasonably satisfactory to Equiniti; and (c) payment of all applicable processing fees; provided that, upon the Company’s written request, Equiniti may, in its sole discretion, accept an indemnification letter from the Company in lieu of an indemnity bond.

7.                  Unclaimed Property.

(a)                To the extent required by applicable unclaimed property laws or if requested by the Company, Equiniti will provide, or cause to be provided, unclaimed property reporting services for unclaimed property that may be deemed abandoned or otherwise subject to unclaimed property law. Such services may include (without limitation) (i) identification of unclaimed or abandoned property, (ii) preparation of unclaimed or abandoned property reports, (iii) delivery of unclaimed or abandoned property to the applicable state unclaimed property departments, (iv) completion of required due diligence notifications, (v) responses to inquiries from Shareholders relating to unclaimed or abandoned property, and (vi) such other services as may reasonably be necessary to comply with unclaimed property laws or regulations. The Company shall assist and cooperate with Equiniti as reasonably necessary in connection with the performance of the services described in this Section. Equiniti shall assist the Company in responding to (x) inquiries from state unclaimed property departments regarding reports filed by or on behalf of the Company or (y) requests for the confirmation of names of owners of unclaimed or abandoned property.

(b)                The Company acknowledges and agrees that Equiniti may use a shareholder locating service provider (the “Locating Service Provider”) to locate and contact Shareholders (or their surviving relatives, joint tenants or heirs, as applicable) to assist them in preventing the escheatment of applicable Shares and related unclaimed or abandoned property. The Company shall not be charged by Equiniti or the Locating Service Provider for such services. The Locating Service Provider shall inform the Shareholders that they may elect (x) to contact Equiniti at no charge other than at Equiniti’s applicable fees or (y) to utilize the services of the Locating Service Provider for a fee, which shall not exceed the maximum fee allowed under the applicable state’s unclaimed property rules.

8.                  Confidentiality.

(a)                   “Confidential Information” means, as to the Disclosing Party (as defined below) and, if applicable, its Affiliates: (i) information concerning the business of the Disclosing Party and, if applicable, its Affiliates (including, without limitation, business, financial, technical, and other information marked or designated by such Party as “confidential” or “proprietary”, historical financial statements, financial projections and budgets, audits, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, and customer agreements); (ii) information that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential; (iii) information, including account information, relating to the shareholders of the Disclosing Party; and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party (as defined below), its Affiliates, employees, agents, and representatives containing or based, in whole or in part, on any or all of the foregoing; provided that Confidential Information shall not include any information that (x) is or becomes (through no improper action or inaction of the Receiving Party) generally available to the public; (y) was rightfully disclosed to the Receiving Party by a third party without a breach of any confidentiality obligations hereunder; or (z) was independently developed by the Receiving Party without reference to or use of any Confidential Information.

(b)                “Affiliates” means, as to a specified Person, another Person that directly, or indirectly, controls or is controlled or is under common control with the specified Person; “Person” means any corporation, limited liability company, partnership or other legal entity; and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “controlled” shall have corresponding meanings.

(c)                Each Party (the “Receiving Party”) acknowledges that it may acquire or have access to Confidential Information of the other Party (the “Disclosing Party”) in connection with the Services or this Agreement. The Receiving Party shall not disclose Confidential Information to any other Person, and shall not use Confidential Information for any purposes other than in connection with the performance of its obligations under this Agreement; provided that the Receiving Party shall be permitted to disclose Confidential Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure; provided, however, that this clause shall not require Equiniti to notify the Company of its receipt of any subpoena, summons, or other legal process relating to wage garnishment, tax levy or domestic matter proceedings filed against or by a Shareholder); or (ii) upon the request or demand of any regulatory authority having jurisdiction over the Receiving Party (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure). The Receiving Party shall safeguard the Confidential Information to the same extent that it safeguards its own confidential information of a like nature and in any event with not less than a reasonable degree of care.

(d)                Upon the termination of this Agreement or upon the Disclosing Party’s written request, the Receiving Party shall, at the Disclosing Party’s option, either destroy or return to the Disclosing Party any and all of the Confidential Information, written or other materials derived from the Confidential Information, and copies thereof, and shall delete and purge permanently all copies and traces of the same from any storage location and/or media to the extent reasonably or technically possible. The Receiving Party shall, within fifteen (15) days from the termination of this Agreement or such request, provide the Disclosing Party with a certificate signed by an authorized officer of the Receiving Party confirming that the Receiving Party has fulfilled its obligations under this clause. Notwithstanding the foregoing, the Receiving Party may retain copies of the Confidential Information to the extent that such retention is required by applicable law or in accordance with the Receiving Party’s bona fide internal record retention policies and procedures; provided that the Recipient shall continue to be bound by its confidentiality obligations hereunder.

9.                  Termination.

(a)                Either Party may terminate this Agreement if the other Party breaches any material provision herein and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within 45 days after the breaching Party’s receipt of written notice of such breach (the “Cure Period”). If the Company is the breaching Party, then, during the Cure Period, upon written notice to the Company, Equiniti may suspend the Services without terminating the Agreement. During the period of suspension of Services, Equiniti shall have no obligation to act as Transfer Agent, it being understood that such suspension shall not affect Equiniti’s rights and remedies hereunder.

(b)               Either Party may terminate this Agreement, effective upon written notice to the other Party, if the other Party (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) business days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c)                Either Party may terminate the Enhanced Ownership Intelligence Services (as defined in Schedule 1) on each anniversary date of the Effective Date by providing written notice to the other Party at least sixty (60) days prior to such anniversary date.

(d)                The Company acknowledges that Equiniti is required to perform a “know-your-customer” review of the Company from time to time pursuant to applicable anti-money laundering rules and regulations, including without limitation the Patriot Act, and Equiniti may terminate this Agreement, effective upon written notice to the Company, if Equiniti determines in its sole discretion that the Company has failed such “know-your-customer” review.

(e)                The expiration or termination of this Agreement, for any reason, shall not release either Party from any obligation or liability to the other Party, including any payment and delivery obligation, that (i) has already accrued hereunder; (ii) comes into effect due to the expiration or termination of the Agreement; or (iii) otherwise survives the expiration or termination of this Agreement. Following the termination of this Agreement, Equiniti shall promptly invoice the Company for any outstanding Service Fees and Expenses due and owing under this Agreement, and the Company shall pay all such Service Fees and Expenses to Equiniti in accordance with the payment terms set forth in this Agreement.

(f)                 If the Company terminates this Agreement pursuant to Sections 2, 9(a), or 9(b), then the Company shall pay to Equiniti (i) all amounts outstanding under this Agreement as of the date of such termination and (ii) Equiniti’s then-customary fees for Record Transfer Services. If the Company terminates this Agreement for any reason other than pursuant to Sections 2, 9(a), or 9(b), then the Company shall pay to Equiniti (x) all outstanding Service Fees and Expenses as of the date of such termination, (y) the Service Fees that would otherwise have accrued during the remainder of the then-current Term, and (z) Equiniti’s then-customary fees for Record Transfer Services.

10.                Limitations on Liability.

(a)                To the fullest extent permitted by applicable law, no Party shall be liable to any other Party on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

(b)                Equiniti’s liability arising out of or in connection with the Services shall not exceed the aggregate amount of all Service Fees paid under this Agreement during the twelve-month period immediately prior to the date of occurrence of the circumstances giving rise to such liability.

11.                Indemnity.

(a)                The Company hereby agrees to indemnify and hold harmless Equiniti and its Affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the Services or any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by the Company or any of its Affiliates, and to reimburse each such Indemnified Person upon demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity shall not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b)                Equiniti agrees to notify the Company promptly of the assertion of any Proceeding against any Indemnified Person; provided, however, failure to provide such notice shall not adversely affect any Indemnified Person’s right to indemnification hereunder unless the Company is actually prejudiced by such failure. At the Company’s election, unless there is a conflict of interest, the defense of the Indemnified Persons shall be conducted by the Company’s counsel. Notwithstanding the foregoing, Equiniti may employ separate counsel to represent it or defend Equiniti or an Indemnified Person in such Proceeding, and the Company will pay any reasonable, documented legal or other out-of-pocket expenses of counsel if Equiniti or such Indemnified Person reasonably determines, based on the advice of its legal counsel, that there are defenses available to Equiniti or such Indemnified Person that are different from, or in addition to, those available to the Company, or if an actual or potential conflict of interest between Equiniti or the Indemnified Person and the Company makes representation by the Company’s counsel not advisable; provided that, unless there is an actual or potential conflict of interest, the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single Proceeding. In any Proceeding the defense of which the Company assumes, the Indemnified Persons shall be entitled to participate in such Proceeding and retain its own counsel at such Indemnified Person’s own expense.

(c)               The Company shall not be liable for any settlement of any Proceedings effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Company’s written consent or if there is a final judgment for the plaintiff in any such Proceedings, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with clause (a) above. The Company shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person, unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

12.                Force Majeure. Equiniti shall not be liable for failure or delay in the performance of the Services if such failure or delay is due to causes beyond its reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), pandemic, epidemic, state of emergency, war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event.

13.                Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one Party to the other shall be in writing and addressed to the other Party at the following address (or at such other address as shall be given in writing by one Party to the other):

If to the Company:

Eagle Point Administration LLC

600 Steamboat Road, Suite 202

Greenwich, CT 06830

Attention: Compliance

Email: [*****]

With a copy to:

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, MA 02110-2605

Attention: Thomas J. Friedmann

Fax: [*****]

Email: [*****]

If to Equiniti:

Equiniti Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Chief Customer Officer

Email: [*****]

With a copy to:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Legal Department

Email: [*****]

14.               Miscellaneous.

(a)                The Company acknowledges and agrees that (i) nothing herein shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and (ii) the Company waives, to the fullest extent permitted by law, any claims that it may have against Equiniti for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that Equiniti shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim.

(b)                This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to its conflicts of law rules. It is agreed that any action, suit or proceeding arising out of or based upon this Agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District. Service of any process by registered mail addressed to each party at the respective address above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. Each Party (i) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Services in any New York State court or in any such Federal court; (ii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court; and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF ANY SERVICE HEREUNDER.

(c)                The compensation, reimbursement, confidentiality, indemnification, jurisdiction, governing law, and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of the termination of this Agreement. No amendment or waiver of any provision hereof shall be effective unless in writing and signed by the Parties and then only in the specific instance and for the specific purpose for which given. This Agreement is the only agreement between the Parties with respect to the matters contemplated hereby and sets forth the entire understanding of the Parties with respect thereto. This Agreement and the obligations hereunder of each Party shall not be assignable by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned); provided that Equiniti may assign this Agreement or any rights granted hereunder, in whole or in part, to (i) its Affiliates in connection with a reorganization or (ii) a Person that acquires all or substantially all of the business or assets of Equiniti whether by merger, acquisition, or otherwise.

(d)               This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or in “.pdf” or “.tif” form shall be effective as delivery of a manually executed counterpart of this Agreement. If any provision of this Agreement shall be held illegal or invalid by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the Parties to the fullest extent permitted by law.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed as of the date first above written.

EQUINITI TRUST COMPANY, LLC		EAGLE POINT INSTITUTIONAL INCOME FUND

By:		By:
	Name:		Name:
	Title:		Title: